ADDENDUM TO EXPENSE LIMITATION AGREEMENT


      Addendum dated December 28, 2007 to the Expense Limitation Agreement (the "Agreement") between Surgeons Diversified Investment Fund (the "Trust"), on behalf of the Surgeons Diversified Investment Fund (the "Fund"), and Surgeons Asset Management, LLC (the "Adviser").

                                     RECITAL

      The Agreement requires the Adviser to limit the aggregate ordinary operating expenses of the Fund to an annual rate of 1.35% of the Fund's average daily net assets for a three year period ending August 31, 2009.

      NOW THEREFORE, it is agreed that:

      1. Effective December 28, 2007, the Adviser has agreed for the life of the Fund or until properly terminated pursuant to the terms of the Agreement to waive advisory fees and reimburse the Fund for the Fund's expenses, excluding brokerage fees and commissions, acquired fund fees and expenses (as defined in Form N-1A), taxes, borrowing costs (such as (a) interest and (b) dividend expense on securities sold short) and such extraordinary or non-recurring expenses as may arise, including litigation to which the Fund may be a party and indemnification of the Trust's trustees and officers with respect thereto, in order to maintain total Fund ordinary operating expenses at 1.35% of its average daily net assets ("Expense Cap"). The Adviser may, at any time, recommend to the Board of Trustees a reduction in the agreed upon Expense Cap, and, upon the approval or ratification by the Board of Trustees, will supersede this Expense Cap.

      2. The Agreement is unchanged in all other respects.

      IN WITNESS WHEREOF, the parties have caused this Addendum to be signed by their officers designated below, all as of the date first written above.

                                     SURGEONS ASSET MANAGEMENT, LLC

                                       By:     /s/ Gay L. Vincent
                                             ---------------------------
                                       Title:   Chief Financial Officer
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                                       ACCEPTED BY:
                                       -----------

                                     SURGEONS DIVERSIFIED INVESTMENT FUNDS

                                       By:     /s/ Savitri P. Pai
                                             ---------------------------
                                       Title:   President
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